Exhibit 99.1

HUDSON HOLDING CORPORATION REPORTS FINANCIAL RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR ENDED MARCH 31, 2010

Revenues for fiscal 2010 increase 6%; Company continues to invest in new business lines and enhancing infrastructure

Jersey City, NJ, June 30, 2010 Hudson Holding Corporation (OTC Bulletin Board: HDHL.OB) (“Hudson” or “the Company”) yesterday announced financial results for the fourth quarter and fiscal year ended March 31, 2010.

“Hudson continues to make strides as we create a sustainable, growth oriented company with the scale to compete effectively in the markets we serve. The new senior management team possesses significant expertise and the ability to further diversify our business,” stated Anthony M. Sanfilippo, Chief Executive Officer.

“The fourth quarter was one of great progress in the transformation of the Company. We initiated research coverage in four verticals and expanded our investment banking capabilities to better serve our clients. We believe the investment in these complementary business lines will provide for long-term growth and a more comprehensive product offering. To support this expansion and future growth, we have made numerous infrastructure related improvements and significantly strengthened our employee base. The decision to prudently invest in our business while carefully and continuously rationalizing costs is critical to our long-term success.”

Financial Results

Total revenues of $9.1 million for the quarter ended March 31, 2010 increased by $1.1 million, from $8.0 million in the prior year period principally due to increases in commission and fee revenues. Pre-tax loss decreased by $0.2 million to $2.5 million, as compared to a $2.7 million pre-tax loss during the prior year. Excluding one-time charges of $2.0 million, net loss decreased by $1.0 million to $1.5 million, as compared to $2.5 million during the prior year.

Total revenues of $40.2 million for the year ended March 31, 2010 increased by $2.3 million, from $37.9 million in the prior year period principally due to increases in commission and fee revenues. Pre-tax loss increased by $2.5 million to $6.8 million, as compared to a $4.3 million pre-tax loss during the prior year. Excluding one-time charges of $3.5 million, net loss increased by $0.9 million, to $4.5 million, as compared to $3.6 million during the prior year principally due to business reinvestment.

One-time charges include software amortization write-off , write down of deferred tax valuation allowance, expense associated with converting clearing from Ridge Clearing & Outsourcing Solutions to Broadcort, a division of Bank of America Merrill Lynch, and accruals associated with severance and separation of certain employees.

“We are investing heavily in our people, our strategy and our infrastructure, and we expect to see bottom line impact from these investments during fiscal 2011,” Mr. Sanfilippo added. “We have been extremely diligent in streamlining our capital structure and have taken one-time charges now to ensure a clean and healthy balance sheet as we move forward.”

Recent Hires

On May 10, 2010 Hudson announced that Frank J. Drazka had joined the firm as Head of Investment Banking. Later that month, the Company announced that it had hired Robert LaFleur as a Senior Research Analyst covering gaming, lodging and leisure companies.

Earlier this month, Hudson announced the opening of its Cleveland office as well as the appointment of Dan Hyland and Eric Smith to the research sales team. The Company then announced that it had expanded its investment banking team with the additions of Steve Bonebrake and John Lipman as Managing Directors.

“Since the close of the fiscal year, we have made several significant announcements that we believe reflect the growth trajectory of Hudson,” Sanfilippo stated. “These appointments are just a few of the many ways we are building Hudson into an industry leader. With our current balance sheet and tightly managed expenses, we are well positioned to continue executing and succeeding.”

About Hudson Holding Corporation

Hudson Securities, Inc., a subsidiary of Hudson Holding Corporation (OTC Bulletin Board: HDHL), provides a full range of corporate finance, advisory, and capital markets services and institutional equity research focused on the micro-, small- and mid-cap marketplace. Hudson Securities is dedicated to meeting the liquidity needs of its clients by providing execution solutions and making markets in over 15,000 U.S. and foreign securities. As a registered broker-dealer under the Securities Exchange Act of 1934, Hudson Securities is a member of the Financial Industry Regulatory Authority (“FINRA”).

The Company’s financial statements are available in the Company’s Annual Report on Form 10 -K which was filed with the Securities and Exchange Commission and can be found on the SEC internet site at http://www.sec.gov and on the Company’s website at http://www.hudsonholdingcorp.com under “Investor Relations.”

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Media Contact:

Josh Passman

CJP Communications

212 279 3115 x203

jpassman@cjpcom.com